Exhibit 99.1

Rural Cellular Corporation
Releases Preliminary First Quarter 2007 Financial Results and Announces
Exchange of Senior Exchangeable Preferred Stock for Subordinated Debentures

For Immediate Release
April 13, 2007--ALEXANDRIA, MN-- Rural Cellular Corporation (“RCC” or “the Company) (NASDAQ: RCCC) announced today preliminary first quarter 2007 financial results and its intention to exchange all outstanding 11 ⅜% Senior Exchangeable Preferred Stock for 11 ⅜% Senior Subordinated Debentures. It has also declared payment of all outstanding quarterly dividends on its 11 ⅜% Senior Exchangeable Preferred Stock and four quarterly dividends on its 12 ¼% Junior Exchangeable Preferred Stock.

Preliminary financial and customer results for the quarter ended March 31, 2007

Financial Performance - Operating income without giving effect to depreciation, amortization, and stock-based compensation for the first quarter ended March 31, 2007 increased to approximately $59 million. The improvement this quarter primarily reflects increased revenue. Service revenue increased to approximately $98 million compared to $96 million last year and roaming revenue increased to approximately $36 million compared to $31 million last year.

Customers - Total customers increased 9,974 during the quarter to 715,632. Postpaid customer gross additions increased 16% to 41,531 for the quarter compared to 35,521 last year. Postpaid customer retention was 98.1% for the quarter compared to 97.4% in the first quarter last year. As a result of the improved gross additions and lower churn, postpaid customers grew by 8,235 during the quarter compared to a loss of 11,221 last year. As of March 31, 2007, approximately 86% of the Company’s postpaid customers were using new technology devices compared to 82% at December 31, 2006. Local service revenue per customer increased to $52 this quarter compared to $51 first quarter last year, primarily due to increases in data revenue.

Teleconference - The Company anticipates further discussing its first quarter financial and customer performance during its quarterly teleconference, which is tentatively scheduled for May 4, 2007. This date will be confirmed in a later press release.

Exchange of 11 ⅜% Senior Exchangeable Preferred Stock for 11 ⅜% Senior Subordinated Debentures

As provided in the 11 ⅜% Senior Exchangeable Preferred Stock Certificate of Designation, the Company has given notice that, on May 15, 2007,  it will exchange all of the outstanding shares of its 11 3/8% Senior Exchangeable Preferred Stock ($115.5 million) for 11 3/8% Senior Subordinated Debentures, which will mature on May 15, 2010. Interest on the new debentures will be payable semi-annually on May 15 and November 15.

Payment of Past Dividends on the Senior Preferred Stock and Junior Preferred Stock

The Company will pay all accrued dividends on the Senior Preferred Stock. These dividend payments will total approximately $355.40 per share, including accrued interest. The record date for these dividends is May 1, 2007, and the payment date is May 15, 2007. The aggregate dividends, which will total approximately $41.0 million, will be paid from existing cash.

The dividends to be paid on the 12 ¼% Junior Exchangeable Preferred Stock represent the quarterly dividends payable on August 15, 2006, November 15, 2006, February 15, 2007, and May 15, 2007. The dividend payments will total approximately $128.24 per share, including accrued interest. The record date for these dividends is May 1, 2007, and the payment date is May 15, 2007. The aggregate total dividends, which will total approximately $32.8 million, will be paid from existing cash. The payment of these dividends will reduce the number of unpaid quarterly dividends to five.

The Company has also negotiated an amendment to its revolving credit facility permitting the above mentioned dividend payments and replacing all financial covenant ratios with one new senior secured first lien debt covenant.

About Rural Cellular Corporation

Rural Cellular Corporation, based in Alexandria, Minnesota, provides wireless communication services under the brand name Unicel to Central, Midwest, Northeast, South and Northwest markets located in 15 states. For additional information on the Company and its operations, please visit its Web site at www.unicel.com.

Forward-looking statements

Statements about RCC’s future prospects are forward-looking and, therefore, involve certain risks and uncertainties, including but not limited to: the ability to integrate newly acquired properties with current operations, competitive considerations, success of customer enrollment and retention initiatives, the ability to increase wireless usage and reduce customer acquisition costs, the ability to deploy new network technology on a timely basis, the ability to service debt, and other factors discussed in RCC’s Report on Form 10-K for the year ended December 31, 2006 and from time to time in its other filings with the Securities and Exchange Commission.

Contact: For Rural Cellular Corporation:
Chris Boraas, Investor Relations Director - Equity (320) 808-2451
Suzanne Allen, Treasurer - Preferred Securities and Debt (320) 808-2156

World Wide Web address: http://www.unicel.com